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June 9, 1999

Frank Maylett
2062 E. Bear Ridge Cove
Draper, Utah 84020

Dear Frank:

On behalf of ReleaseNow.com (the "Company"), I am pleased to offer you the position of Sales Director, reporting to Mike Vanneman, Vice President, Sales. The terms of your relationship with the Company will be indicated herein. Your expected start date with the Company is Monday June 16, 1999.

Your annual base salary will be $100,000. Your salary will be paid on a semi monthly basis (subject to normal required withholdings). You will also be eligible to participate in a commission program, which is based on your ability to generate revenue, along with favorable gross margin. Your annualized commission target for CY99 is $70,000, plus potential for upside. Commissions are paid out at the close of each quarter. You and Mike will mutually agree upon your individual revenue and gross margin goals for 1999.

You will be granted an option to purchase 50,000 shares of Common Stock at an exercise price equal to the fair market value of the Company's Common Stock on the date of grant, subject to the approval of the Board of Directors of the Company. This stock will vest a the rate of 1/4 of the shares one year after commencement of employment and 1/48th of the shares each month thereafter of completed employment. Therefore, upon completion of your forth year of employment, your stock options will be fully vested.

Release provides a comprehensive Cafeteria Benefits Program in which you will be eligible to participate immediately upon your first day of employment. Release provides you with $185 each month to use towards your benefits elections. This program includes medical, dental, vision, disability, life insurance and health care/dependent care reimbursement accounts. We also have a 401(K) Plan which you will be eligible for to participate beginning July 1, 1999. Release also offers a Personal Time Off (PTO) Plan under which you accrue 1.25 days per month to be used for vacation, illness or any other situation where time off is needed. You will also receive 10 paid holidays per calendar year. Enclosed is a benefits summary which will give you an overview of the Release benefits. You will receive detailed benefit information after your employment start date.

As a condition of employment at ReleaseNow.com, you must be able to produce documentation that verifies your eligibility to be employed in the United States. This documentation generally consists of two pieces of identification (that is, Social Security Card, a valid drivers license or birth certificate). This documentation must be available on your first day of work. It will also be necessary to sign the Company's standard confidentiality agreement relating to the protection of the Company's proprietary and confidential information and assignment of inventions. In addition, you will abide by the Company's strict policy that prohibits any new employee from using or bringing with him or her from any previous employer any confidential information, trade secrets, or proprietary materials or processes of such former employer. Please note, as will all of our employees, your employment with ReleaseNow is not for a specific term and can be terminated by either of us, with or without cause, at any time.

Again, let me indicate how pleased we are to extend you this offer and look forward to having you as part of our team! If you have any questions, please do not hesitate to call me at 650.508.2400. We look forward to seeing you on Monday, June 14.

Very truly yours,

/s/ Carolyn Rogers
Carolyn Rogers
Chief Executive Officer
ReleaseNow.com
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To accept this offer and confirm your start date, please sign and date this offer letter and return in the enclosed envelope.

I am pleased to accept this offer.  I will start work on June 16, 1999
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Signature: /s/ Frank Maylett           Date:         6-13-1999
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